Exhibit 5.1

May 29, 2009

1212 S. Flower Street, 5th Floor
Los Angeles, CA 90015

Re:	People’s Liberation, Inc.

Post Effective Amendment No. 2 to Form S-1 Registration Statement

Ladies and Gentlemen:

At your request, we have examined Post Effective Amendment No. 2 to Form S-1 Registration Statement (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by People’s Liberation, Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), the resale by the selling shareholders identified in the prospectus constituting a part of the Registration Statement of an aggregate of 13,278,235 shares of issued and outstanding Common Stock of the Company and 3,525,000 shares of Common Stock of the Company issuable upon exercise of outstanding warrants (the “Warrants”), and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the “Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that (i) the 13,278,235 shares of issued and outstanding Common Stock have been duly authorized, and are validly issued, fully paid and non-assessable; and (ii) the 3,525,000 shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and, when issued upon such exercise in accordance with the terms of the Warrants and following receipt by the Company of the consideration therefor, shall be duly and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Stubbs, Alderton & Markiles, LLP

STUBBS ALDERTON & MARKILES, LLP